SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
                             (Amendment No. ____)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted  by  Rule
      14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to  240.14a-11(c) or  240.14a-12

                            Excal Enterprises, Inc.
               (Name of Registrant as Specified in its Charter)


   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

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     4)  Date Filed:



                       EXCAL ENTERPRISES, INC.

                      NOTICE AND PROXY STATEMENT

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD FEBRUARY 26, 1997




January 23, 1997



Dear Excal Shareholder:

   PLEASE TAKE NOTICE that the annual meeting of shareholders of Excal Enterprises, Inc. will be held on Wednesday, February 26, 1997, at 11:00 a.m., local time, at One Imeson Park Boulevard, Building 100, Jacksonville, Florida.

             The meeting will be held for the following purposes:

                  1. To elect one Class I Director to serve for a three year term expiring at the annual meeting of shareholders to be held in 1999 and until his successors has been elected and qualified.

                  2. To ratify the selection of Pender Newkirk & Company as independent auditors for the current fiscal year ending JuneE30, 1997.

                  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

   The shareholders of record at the close of business on January 13, 1996 will be entitled to vote at the annual meeting.

   It is hoped you will be able to attend the meeting, but in any event we would appreciate your dating, signing and returning the enclosed proxy as promptly as possible. If you are present at the meeting, you may revoke your proxy and vote in person.



Sincerely,



W. Carey Webb
President and Chief Executive Officer

                            EXCAL ENTERPRISES, INC.

                      100 North Tampa Street, Suite 3575
                             Tampa, Florida 33602


                                PROXY STATEMENT

   This Proxy Statement and the enclosed form of proxy are being sent to stockholders of Excal Enterprises, Inc. (the "Company") on or about January 23, 1997 in connection with the solicitation of proxies by the Company's Board of Directors to be used at the Annual Meeting of Shareholders of the Company. The meeting will be held on Wednesday, February 26, 1997, at 11:00 A.M., local time, at One Imeson Park Boulevard, Building 100, Jacksonville, Florida.

   The Board of Directors has designated W. Carey Webb and Timothy R. Barnes, and each or either of them, with full power of substitution, as proxies to vote the shares of common stock solicited on its behalf. The form of proxy is in ballot form so that a specification may be made to indicate approval or disapproval of, or to abstain with respect to, each of the proposals. All shares represented by proxies will be voted in accordance with the specifications marked thereon or, if no specifications are made, will be voted "for" each of the proposals. Any stockholder giving a proxy may revoke the same at any time by (i) giving written notice of revocation to the Secretary of the Company, (ii) by submitting a later dated proxy with a different vote; or (iii) by attending the meeting and voting in person. The shares represented by the proxy will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it not votable.

                               VOTING SECURITIES

   The record of stockholders entitled to vote was taken at the close of business on January 13, 1997 (the "Record Date"). At such date, the Company had outstanding and entitled to vote 4,025,594 shares of Common Stock, $0.001 par value (the "Common Stock"). Each share of Common Stock entitles the holder to one vote. Holders of a majority of the votes must be present in person or represented by proxy to constitute a quorum at the annual meeting.

   The following table sets forth information, to the best of the Company's knowledge, relating to the beneficial ownership of Common Stock as of the Record Date of each person known to the Company to be the beneficial owner of more than five percent (5%) of the Common Stock, for each director and each executive officer of the Company named in the Summary Compensation Table elsewhere in this Proxy Statement and for all directors and executive officers as a group. Except as otherwise indicated, the persons shown exercise sole voting and investment power over the shares. Where indicated in footnotes to the table, share ownership includes shares subject to options or warrants that are presently exercisable or will become exercisable within 60 days of the date of this Proxy Statement.

                                         Shares of Common Stock  Percentage
Name of Beneficial Owner                  Beneficially Owned     of Class
R. Park Newton, III <F1>                       1,293,812 <F2>      29.9%
Sanford Group <F3>                               490,500 <F4>      12.2%
Waserstein Group <F5>                            282,000            7.0%
Charles A. Ross <F6>                             285,000 <F7>       6.6%
Asset Value Fund Limited Partnership <F8>        259,500 <F9>       6.4%
W. Carey Webb                                    250,000<F10>       5.8%
J. Theodore Biesanz <F11>                        214,004<F12>       5.2%
John L. Caskey                                    74,700<F13>       1.8%
W. Aris Newton                                    72,700<F14>       1.8%
All directors and executive
  officers as a group (6 persons)              1,791,212<F15>      37.5%

<F1> The business address of Mr. Newton is 100 North Tampa Street, Suite
     3575, Tampa, Florida 33602.

<F2> Includes (1) 440,112 shares owned jointly by Mr. Newton and his wife directly or through a corporation wholly owned by Mr. and Mrs. Newton, over which Mr. Newton holds shared voting and investment power, (2) 200 shares owned directly, (3) 1,000 shares owned directly by his wife, as to which Mr. Newton disclaims any beneficial ownership, (4) 552,500 shares held in a limited partnership for the benefit of certain members of Mr. Newton's family, over which Mr. Newton and his wife have shared voting and investment power, and (5) 300,000 shares subject to warrants and options with exercise prices ranging from $1.00 to $7.43 per share. Does not include options to acquire 300,000 shares awarded by the special compensation committee but not yet issued since the Company's shareholder rights plan must be amended to allow the grant of the referenced options to Mr. Newton.

<F3> The Company filed a law suit against Mr. John Sanford, Mr. Walter
     Carrucci, Mr. Nelson Obus (individuals residing in New York), Mr. Paul Koether (an individual residing in New Jersey), and Channel Partnership II, G.P., an entity for which Obus is a partner, (collectively referred to as the "Sanford Group") for violations of Section 13D of the Securities and Exchange Commission rules. On September 24, 1996, the Sanford Group met with Mr. Carey Webb, President of Excal, and represented that Mr. Sanford controlled 30,000 shares, Mr. Carrucci controlled 140,000 shares, Mr. Obus controlled 61,000 shares, and Mr. Koether controlled 137,000 shares. During that meeting the Sanford Group told Mr. Webb they opposed Excal's consent solicitation and that unless it was withdrawn, they, as a group, intended to take legal action to stop the consent solicitation. The Sanford Group suggested that, as an alternative, the Company could purchase their shares of Excal stock for approximately $3.00 per share. Subsequent to that meeting, Asset Value Fund Limited Partnership filed a 13-D showing Mr. Koether to be the President and a director of its sole general partner . The 13-d also showed that Asset Value Fund Limited Partnership had increased its ownership position in Excal to 259,500 shares as of December 20, 1996.

<F4> Includes the 259,500 shares reported seperately as beneficially owned by Asset Value Fund Limited Partnership.


<F5> Alan I. Waserstein, Eli Jacob, and Daniel Eny, filed a Schedule 13D dated September 17, 1996 in which they expressly affirm their membership in a group. According to the Schedule 13D, Mr. Waserstein owns 32,000 shares and his address is 9509 Harding Avenue, Miami Beach, Florida 33154 and Mssrs. Jacob and Eny each own 125,000 shares and their address is 9 Island Avenue, Tower 6, Miami Beach, Florida 33139.

<F6> Mr. Ross' address is 3315 Gulf of Mexico Drive, #304, Longboat Key,
     Florida  34228.

<F7> Includes options to purchase 285,000 shares at exercise prices ranging from $.53 to $1.70 per share.

<F8> The address of Asset Value Fund Limited Partnership is PO Box 74,
     Bedminister, New Jersey 07921.

<F9> These shares are also included in the shares beneficially held by the
     Sanford Group.

<F10>Includes options to purchase 250,000 shares at an exercise price of $1.13 per share.

<F11>The address of J. Theodore Biesanz is 4963 Bayshore Blvd., Tampa,
     Florida 33611.

<F12>Includes options to purchase 95,000 shares at exercise prices ranging from $5.63 to $6.25 per share.

<F13>Includes 28,500 shares that Mr. Caskey owns jointly with his mother, over which Mr. Caskey exercises sole voting and investment power, and options to purchase 35,000 shares at an exercise price of $1.00 per share.

<F14>Includes options to purchase 65,000 shares at exercise prices ranging from $1.00 to $5.74 per share.

<F15>Consists of the shares listed in the table that are deemed to be beneficially owned by Messrs. R. Park Newton, Webb, Caskey and W. Aris Newton and options to purchase 100,000 shares at prices ranging from $1.00 per share to $1.44 per share held by two other executive officers.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Under Section 16 of the Securities Exchange Act of 1934, officers, directors and beneficial owners of more than 10% of Company's Common Stock are required to file reports with the Securities and Exchange Commission on Forms 3, 4 and 5 with respect to their ownership of Common Stock and acquisitions and dispositions thereof. Based on a review of Forms 3, 4 and 5 submitted to the Company during the fiscal year ended June 30, 1996, the Company has ascertained that none of its officers, directors, or beneficial owners of more than 10% of the Company's Common Stock were delinquent in their Section 16 filings.

                                  PROPOSAL 1
                             ELECTION OF DIRECTORS

   The Company's Certificate of Incorporation, as amended, divides the Board of Directors into three classes. At the meeting, one Class I director will be elected to serve for a term of three years and until his successor is elected and qualified. The Board of Directors has nominated Mr. John L. Caskey, the current Class I director, to stand for reelection at the meeting. Directors will be elected by a plurality of votes cast by shares entitled to vote at the meeting. The accompanying proxy will be voted, if authority to do so is not withheld, for the election as a director of John L. Caskey. Mr. Caskey is presently available for election and is a member of the Board. If Mr. Caskey should become unavailable, which is not now anticipated, the persons voting the accompanying proxy may in their discretion vote for a substitute.

   Information concerning each of the Company's directors, including the Class I director standing for reelection, and executive officers is set forth below.
R. Park Newton and W. Aris Newton are brothers.

   R. Park Newton, III, Chairman of the Board of Directors (age 53): Mr. Newton has been a Director of the Company since July 1986 and serves as a member of the Board's compensation committee. Mr. Newton served as President and Chief Executive Officer of the Company from its inception until August 15, 1994, when he resigned those positions and became Chairman of the Company's Board of Directors. Mr. Newton served as the Company's Secretary and Treasurer after the resignation of Douglas S. Gardner, the Company's previous Secretary and Treasurer until September of 1995 when Mr. Newton resigned from all officer positions of the Company and its subsidiaries. Mr. Newton has been engaged in the automotive equipment manufacturing and distributing business for over 15 years. Mr. Newton served as President of Autodynamics, Inc. since its inception in 1972. Autodynamics, Inc., an entity wholly-owned by Mr. Newton's father, has been engaged in the business of developing and marketing the technology comprising the Tire Matcher. Ride Control Systems, Inc., a corporation wholly-owned by Mr. Newton and his wife, has also been engaged in the business of developing and marketing the technology comprising the Tire Matcher. Mr. Newton has been engaged in various private business ventures during the past five years which have included, among other things, investments in real estate. Mr. Newton attended Clemson University.

   W. Aris Newton, Director and Vice President of the Company and President of Imeson Center, Inc. (age 44): Mr. Newton has been a Director of the Company since January 1992, a Vice President of the Company since April 1993, and has served as an employee in manufacturing and sales related capacities since 1988. Mr. Newton is a member of the Board's audit committee. Mr. Newton previously owned and operated Choate Newton Fertilizer Company from 1984 to 1988. Mr. Newton attended Clemson University.

   John L. Caskey, Director (age 51): Mr. Caskey has been a Director of the Company since March 1993. Mr. Caskey is a member of the Board's audit and compensation committees. Mr. Caskey has served since June 1985 as President and CEO of Casco, Inc., an investment Company that handles investments in mortgages, real estate, joint ventures and emerging companies. Mr. Caskey also served as President of All American Security, Inc. from July 1991 until November 1995 when it was sold. All American Security, Inc. provided home security for fire, health and theft through the use of monitoring and detection devices. Mr. Caskey received a bachelor's degree from the University of South Florida in 1972.

   W. Carey Webb, President and Chief Executive Officer of the Company (age
52): Mr. Webb was appointed President and Chief Executive Officer of the Company on August 15, 1994. Mr. Webb was an independent economic consultant to the Company pursuant to an Agreement for Consulting Services dated December 16, 1992 with respect to matters associated with the Confidential Settlement Agreement entered into with Sears. Prior to August 1994, Mr. Webb served as General Manager to TAW, Inc., a supplier of electrical components. Mr. Webb served as an independent economic and management consultant to various enterprises from 1991 to 1993 and, prior thereto, served as Executive Vice-President of Precision Enterprises, Inc., an entity that owns various automobile dealerships. Precision Enterprises Tampa, Inc., a subsidiary of Precision Enterprises, Inc., filed for Chapter 11 bankruptcy protection in January 1991, during Mr. Webb's employment at its parent corporation. Previously, Mr. Webb spent approximately 17 years at Linder
Industrial Machinery, Inc. in various management capacities. Mr. Webb received a bachelors degree from Georgia Institute of Technology and a Masters of Business Administration from Emory University.

   Timothy R. Barnes, Vice President, Secretary, Treasurer and Chief Financial Officer (age 39): Mr. Barnes joined the Company on August 7, 1995 as Vice President and Chief Financial Officer. He was appointed Secretary/Treasurer on September 27, 1995. Prior to joining the Company, Mr. Barnes served as Senior Vice President, Secretary, Treasurer and Chief Financial Officer of Medcross, Inc., a publicly-held company providing outpatient health care services. He is a certified public accountant and holds a Bachelor of Arts degree in Business Administration (Accounting) from the University of South Florida.

   Scott A. Glasscock, General Manager of Assix Automotive, Inc. (age 37):
Mr. Glasscock was hired as General Manager of the Company's automotive division in January 1995. From 1984 until joining the Company, Mr.
Glasscock served in various positions for Goulds Pumps, Inc., where he was responsible for all aspects of customer service, field service, and territory growth, among other things. Mr. Glasscock has a Bachelor of Industrial Engineering degree from the Georgia Institute of Technology.

   Board of Directors and Board Committees. The Board of Directors held four meetings during the fiscal year ended June 30, 1996. All directors attended at least 75% of all meetings of the Board and Board committees on which they served during fiscal 1996.

    The Board of Directors has established two standing committees: an audit committee and a compensation committee. The Board does not have a nominating committee.

   Audit Committee. The audit committee is comprised of John L. Caskey and W. Aris Newton. The principal responsibilities of the audit committee are reviewing the Company's internal controls and the objectivity of its financial reporting, making recommendations regarding the engagement of the Company's independent auditors and reviewing the annual audit with the auditors. The audit committee did not hold any meetings independent of meetings of the full board of directors during fiscal 1996.

   Compensation Committee. The compensation committee is comprised of R. Park Newton and John L. Caskey. The compensation committee is responsible for approving compensation arrangements for senior management. During fiscal 1996, the compensation committee did not hold any meetings independent of meetings of the full board of directors.

   Compensation of Directors. In April 1993, the Board of Directors adopted a policy whereby directors of the Company receive a $500 monthly allowance for attendance at Board and committee meetings, including meetings of its audit and compensation committees. Each director was paid $6,000 for services rendered as a director during the fiscal year ended June 30, 1996. While directors are entitled to reimbursement for reasonable travel expenses incurred in attending such meetings, no reimbursements were requested for meetings held during fiscal 1996.

                            EXECUTIVE COMPENSATION

    The following table summarizes the compensation paid or accrued by the Company for services rendered during the three fiscal years ended June 30, 1996 to the Company's Chief Executive and to its Chairman of the Board (the "named executives"). No other executive officers had total salary and bonus that exceeded $100,000 during the fiscal year ended June 30, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                     Long Term Compensation
                                                               --------------------------------
                                 Annual Compensation                   Awards           Payouts
                        ------------------------------------   ---------------------    -------
        (a)             (b)     (c)        (d)        (e)         (f)        (g)         (h)      (i)
                                                     Other                Securities
                                                    Annual     Restricted Underlying             All Other
Name and                       Salary      Bonus   Compensa-      Stock    Options/       LTIP   Compen-
Principal Position      Year    <F1>       <F1>     tion<F2>    Award(s)   SARs (#)     Payouts  sation

W. Carey Webb           1996  $190,000    $50,000          *         $0           0          $0  $  1,969<F4>
President and Chief     1995   172,500    169,635          *          0     250,000           0       990<F4>
Executive Officer<F3>   1994         0          0         $0          0           0           0   275,000<F5>

R. Park Newton          1996   180,000          0          *          0           0           0     6,000<F6>
Chairman of the Board   1995   180,000          0    $18,376          0           0           0     6,000<F6>
                        1994   122,675    857,325          *          0     200,000           0     7,172<F7>


* Less than the lesser of 10% of salary and bonus or $50,000.


<F1> Amounts shown include cash and non-cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.

<F2> Amounts  shown include the cost of (i) Company provided automobiles  and
     (ii) Company paid social and business club dues.

<F3> Mr.  Webb was appointed President and Chief Executive officer  effective
     August 15, 1994.

<F4> Represents the cost of life insurance in excess of $50,000.

<F5> Represents bonus compensation paid during the fiscal year ended June 30,
     1994 for services rendered in such fiscal year pursuant to a consulting agreement with Mr. Webb prior to his appointment as President and Chief Executive Officer. Mr. Webb did not become CEO of the Company until after the end of the 1994 fiscal year (see note 3).

<F6> Represents compensation for serving on the Board of Directors

<F7> Includes  $6,000 compensation for serving on the Board of Directors  and
     $1,172 for split dollar life insurance.

   Options. The following table sets forth certain information with respect to options granted during the fiscal year ended June 30, 1996 to the named executives.

                    OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
                               Individual Grants
                     Number of
                    Securities     Percent of Total
                    Underlying   Options/SARs Granted  Exercise or
                    Options/SARs    to Employees in    Base Price  Expiration
        Name        Granted (#)       Fiscal Year        ($/Sh)       Date
------------------- ------------ --------------------  ----------- ----------

W. Carey Webb            0                0                N/A        N/A

R. Park Newton, III      0<F1>            0                N/A        N/A

<F1> Options to acquire 300,000 shares were awarded by the special compensation committee in 1994, but have not been issued since the full Board of Directors must first amend the Rights Plan in order to specifically allow the grant of the referenced options to Mr. Newton. It is expected that these options will be exercisable for a term of ten years at an exercise price of $1.00 per share.

     The following table sets forth certain information with respect to options exercised during fiscal 1996 by the named executives and with respect to unexercised options held by each such person at the end of fiscal 1996.

             AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTIONS/SAR VALUES
                                                           Value of Unexer-
                                                          cised In-the-Money
                     Shares             Options/SARs         Options/SARs
                   Acquired   Value     at FY-End (#)      at FY-End ($)<F1>
                   on Exer-   Real-     Exer-   Unexer-     Exer-    Unexer-
      Name          cise(#)  ized($)   cisable  cisable    cisable   cisable
W. Carey Webb         None     N/A     250,000      0      $311,250     $0

R. Park Newton,III    None     N/A     300,000      0<F2>  $275,000      0<F2>

<F1> Based on closing bid price of the Company's Common Stock of $2.375 at
     June 30, 1996.

<F2> Mr. Newton also was awarded in 1994, by the Company's Special
     Compensation Committee, options to acquire 300,000 shares at an exercise price of $1.00 per share for a period of ten years from the date of grant. However, such options have not been issued as of the date of this consent solicitation statement due to the requirements that the Company's full Board of Directors take certain actions prior to granting such options.

     Employment Contracts and Termination of Employment and Change-in-control Arrangements. On MarchE8, 1994, R. Park Newton, III, the Company's former President and Chief Executive Officer and currently Chairman of the Board and a director, entered into an employment agreement with the Company having a term of five years. The employment agreement, as amended, provides for base compensation of $180,000 per year, a company provided automobile, comprehensive medical coverage and other fringe benefits. In the event Mr. Newton's employment is terminated for cause, he will be entitled to his accrued base salary and reimbursement for any expenses through the date of termination. In the event Mr. Newton is terminated without cause, he will be entitled to his base salary accrued through the date of termination and reimbursement for expenses accrued through the date of termination, as well as all base salary and fringe benefits which would have been payable during the remainder of the five-year term of his Employment Agreement. Pursuant to his Employment Agreement, in April 1994 the Company awarded Mr. Newton ten-year options to purchase 200,000 shares at an exercise price of $1.00 per share. Mr. Newton's Employment Agreement contains a non-compete provision under which Mr. Newton may not compete with the Company during the term of the Employment Agreement and, in the case of his termination for cause, for a period of six months thereafter. Mr. Newton also agrees during those same periods not to interfere with or seek to employ any of the Company's employees Mr. Newton is also entitled to certain payments upon a "change of control" of the Company.
A "change of control" is deemed to have occurred in the event of (i) the acquisition by any person beneficially of 30% or more of the outstanding shares of voting capital stock, (ii) the sale or transfer of greater than 50% of the book value of the Company's assets, (iii) the merger, consolidation, share exchange or reorganization of the Company as a result of which the holders of all of the shares of capital stock of the Company as a group would receive less than 50% of the voting power of the capital stock of the surviving corporation, (iv) the commencement of a tender offer which, if successful, would result in a change of control, or (vi) a determination by the Board of Directors in view of then current circumstances or impending events that a change of control has occurred or is imminent. At any time within the first six months following a "change of control" or thereafter within three years following a "change of control" in the event that: (i) Mr. Newton's employment is terminated without cause, or (ii) he is removed from the office of Chairman of the Board, or (iii) reduction in his power and authority generally commensurate with the position of Chairman of the Board, or (iv) a Company-required relocation outside of Tampa, Florida, Mr. Newton has the right to terminate the Employment Agreement and receive a one-time lump sum severance payment equal to two and nine-tenths times the total amount of the annual base salary payable to Mr. Newton. Certain provisions limit and adjust the severance benefits payable to Mr. Newton following a "change of control" in the event counsel to the Company determines that such payments would constitute "parachute payments" within the meaning of the Internal Revenue Code of 1986, as amended. In the event of a "change of control," Mr. Newton also shall have the right to compel the Company to purchase any outstanding options at a price equal to the greater of $7.50 per share or the average of the closing bid and asked prices on the day preceding the "change of control."

     The Company entered into an Employment Agreement with W. Carey Webb, whereby he became its President and Chief Executive Officer, commencing August 15, 1994 and continuing for a five year period. Mr. Webb's current base salary is $192,000 per year subject to review annually or more frequently, if appropriate, by the Board of Directors or the Board's compensation committee. The Employment Agreement also provides for a performance/incentive bonus to be paid to Mr. Webb as determined by the Board of Directors or its compensation committee. As a signing bonus intended to induce Mr. Webb to accept the Company's offer of employment, the Company paid $169,635 to Mr. Webb. Additionally, the Company granted Mr. Webb non-qualified options with a ten-year term to acquire 250,000 shares of its Common Stock at an exercise price per share of $1.13. Options to acquire 100,000 shares vested in full upon Mr. Webb's execution of his Employment Agreement and the remaining options vest in 50,000 share increments when the average bid and asked prices for the Common Stock over a thirty-day period reach, respectively, $2.00. $4.00 and $6.00 per share. Based upon Mr. Webb's performance, the Board of Directors subsequently waived the remaining vesting requirements.

     Mr. Webb's Employment Agreement also obligated the Company to reimburse Mr. Webb for his reasonable legal fees incurred in connection with the negotiation and execution of his Employment Agreement, for reasonable moving expenses incurred in connection with his relocation to Tampa, Florida and for the amount, not to exceed $100,000, by which the net sales proceeds of the sale of his Lakeland residence are less than the appraised value of that residence. Mr. Webb's Employment Agreement also provides Mr. Webb with a Company automobile and reimbursement of related operating expenses, comprehensive medical coverage on Mr. Webb and his dependents, life insurance, long-term disability insurance, fees and expense for one downtown Tampa luncheon club and a country club, and vacation time of at least three weeks annually.

     In the event Mr. Webb's employment is terminated for cause, Mr. Webb will be entitled to his accrued base salary and reimbursement for any expenses incurred through the date of termination. In the event Mr. Webb is terminated without cause, Mr. Webb will be entitled to his base salary accrued through the date of termination and reimbursement for expenses incurred through the date of termination, as well as base salary and fringe benefits which would have been payable during the remainder of the five year term of his Employment Agreement. Mr. Webb's Employment Agreement contains a non-compete provision under which Mr. Webb may not compete with the Company during the term of the agreement and, in the case of his termination for cause, for a period of six months thereafter. Mr. Webb also agrees during those same periods not to interfere with or seek to employ any of the Company's employees.

     Mr. Webb is also entitled to certain payments upon a "change of control" of the Company. A "change of control" is deemed to have occurred in the event of (i) the acquisition by any person beneficially of 30% or more of the outstanding shares of voting capital stock, (ii) the sale or transfer of greater than 50% of the book value of the Company's assets, (iii) the merger, consolidation, share exchange or reorganization of the Company as a result of which the holders of all of the shares of capital stock of the Company as a group would receive less than 50% of the voting power of the capital stock of the surviving corporation, (iv) the commencement of a tender offer which, if successful, would result in a change of control, or (vi) a determination by the Board of Directors in view of then current circumstances or impending events that a change of control has occurred or is imminent. At any time within six months of the "change of control," or within three years of a "change of control" in the event that: (i) Mr. Webb's employment is terminated without cause; or (ii) he is removed from the offices of President or Chief Executive Officer or (iii) his power and authority is reduced below that generally commensurate with the position of President and Chief Executive Officer; or (iv) a Company-required relocation outside of Tampa, Florida, Mr. Webb is allowed to terminate the Employment Agreement and receive a one-time lump sum severance payment equal to two and nine-tenths times the total amount of the annual base salary payable to Mr. Webb. Certain provisions limit and adjust the severance benefits payable to Mr. Webb following a "change of control" in the event counsel to the Company determines that such payments would constitute "parachute payments" within the meaning of the Internal Revenue Code of 1986, as amended. In the event of a "change of control", Mr. Webb shall also have the right to compel the Company to purchase any outstanding options at a price equal to the greater of $7.50 per share or the average of the closing bid and asked prices on the day preceding the "change of control."

     In connection with Mr. Webb's employment, the Company also entered into an Indemnity Agreement under which the Company agreed to indemnify and hold Mr. Webb harmless against all expenses, judgments, fines, penalties, etc. reasonably incurred by him in connection with his service to the Company; provided, however, that such indemnification only applies following a specific determination that Mr. Webb acted in good faith and in a manner he reasonably believed to be in or not opposed to, the best interest of the Company and that such indemnification is otherwise proper under the provisions of the Delaware General Corporation Law.

     The Company entered into an Employment Agreement with Timothy R. Barnes, whereby he became its Vice President and Chief Financial Officer, commencing August 7, 1995 and continuing for a one-year period. The Employment Agreement automatically renews for additional one-year periods unless either party provides a 90-day notice of non-renewal. Mr. Barnes' initial base salary was $75,000 per year subject to review annually or more frequently, if appropriate, by the Board of Directors or the Board's compensation committee. In the event Mr. Barnes' employment is terminated for cause, Mr. Barnes will be entitled to his accrued base salary and reimbursement for any expenses through the date of termination. In the event Mr. Barnes is terminated without cause, Mr. Barnes will be entitled to his base salary accrued through the date of termination and reimbursement for expenses accrued through the date of termination, as well as base salary and fringe benefits which would have been payable during the remaining term of his Employment Agreement. Additionally, the Company granted Mr. Barnes non-qualified options with a ten-year term to acquire 75,000 shares of its Common Stock at an exercise price per share of $1.4375. Options to acquire 17,500 shares vested in full upon the completion of one-year of service and two-years of service. Of the remaining 40,000 shares, 15,000, 10,000, and 15,000 vest when the average bid and asked prices for the Common Stock over a thirty-day period reach, respectively, $2.50, $4.00 and $6.00 per share. Based upon Mr. Barnes' performance, the Board of Directors subsequently waived the remaining vesting requirements. Mr. Barnes' Employment Agreement contains a non-compete provision under which Mr. Barnes may not compete with the Company during the term of the agreement and, in the case of his termination for cause, for a period of six months thereafter. Mr. Barnes also agrees during those same periods not to interfere with or seek to employ any of the Company's employees.

     Mr. Barnes is also entitled to certain payments upon a "change of control" of the Company. A "change of control" is deemed to have occurred in the event of (i) the acquisition by any person beneficially of 30% or more of the outstanding shares of voting capital stock, (ii) the sale or transfer of greater than 50% of the book value of the Company's assets, (iii) the merger, consolidation, share exchange or reorganization of the Company as a result of which the holders of all of the shares of capital stock of the Company as a group would receive less than 50% of the voting power of the capital stock of the surviving corporation, (iv) the commencement of a tender offer which, if successful, would result in a change of control, or (vi) a determination by the Board of Directors in view of then current circumstances or impending events that a change of control has occurred or is imminent. At any time within six months of the "change of control," or within three years of a "change of control" in the event that: (i) Mr. Barnes' employment is terminated without cause; or (ii) he is removed from the offices of Vice President or Chief Financial Officer; or (iii) his power and authority is reduced below that generally commensurate with the position of Vice President or Chief Financial Officer; or (iv) a Company-required relocation outside of Tampa, Florida, Mr. Barnes is allowed to terminate the Employment Agreement and receive a one-time lump sum severance payment equal to two and nine-tenths times the total amount of the annual base salary payable to Mr. Barnes. Certain provisions limit and adjust the severance benefits payable to Mr. Barnes following a "change of control" in the event counsel to the Company determines that such payments would constitute "parachute payments" within the meaning of the Internal Revenue Code of 1986, as amended. In the event of a "change of control," Mr. Barnes shall also have the right to compel the Company to purchase any outstanding options at a price equal to the greater of $7.50 per share or the average of the closing bid and asked prices on the day preceding the "change of control."

     In connection with Mr. Barnes' employment, the Company also entered into an Indemnity Agreement under which the Company agreed to indemnify and hold Mr. Barnes harmless against all expenses, judgments, fines, penalties, etc. reasonably incurred by him in connection with his service to the Company; provided, however, that such indemnification only applies following a specific determination that Mr. Barnes acted in good faith and in a manner he reasonably believed to be in or not opposed to, the best interest of the Company and that such indemnification is otherwise proper under the provisions of the Delaware General Corporation Law.

     Indemnification of Company Officers and Directors. As a result of ASX Investments, Inc. bringing suit in Delaware Court against all Excal officers and directors, the Company entered into formal indemnity agreements with all existing officers and directors, except Kerry Marler, to supplement and insure that they would receive the protection allowed under Delaware law. The Company entered into Indemnity Agreements with R. Park Newton, III, John L. Caskey, Charles A. Ross and W. Aris Newton under which the Company agreed to indemnify and hold harmless such individuals against all expense, judgments, fines, penalties, etc. reasonably incurred by each in connection with their services to the Company. However, such indemnification only applies following a specific determination that such individuals acted in good faith and in a manner which each reasonably believed to be in the best interest of the Company. The Board of Directors previously authorized the advance of costs and expense incurred by R. Park Newton, III, the Company's current Chairman of the Board and a director, as well as those costs and expenses incurred by Douglas Gardner, Richard Russell, Charles Ross, Richard W. Brewer and George Crook, all of whom are former officers, directors, employees or agents of the Company, in connection with an investigation by the Securities and Exchange Commission. Such advances were conditioned on repayment if it was ultimately determined that the person on whose behalf the advance was made did not meet the statutory standards of conduct required for indemnification. Under Delaware law, such person may only be indemnified to the extent that they are determined to have acted in good faith and in a manner reasonably believed by them to be in the best interest of the Company. In connection with the Commission's investigation, the Company's Board of Directors engaged counsel to conduct an internal investigation of the matters underlying the Commission's investigation. Based upon such report on the matters raised by the Commission's investigation, the Board of Director's has discovered no evidence that the referenced officers, directors, employees and agents acted other than in good faith and in a manner which they reasonably believed to have been in the best interests of the Company in discharging their duties. Accordingly, the Board of Directors has determined that the referenced individuals are entitled to indemnification for costs and expenses incurred in connection with the Commission investigation referenced above.

                              PROPOSAL 2

      RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Company has selected the firm of Pender Newkirk & Company to serve as the independent certified public accountants for the Company for the current fiscal year ending June 30, 1997. That firm has served as the auditors for the Company since 1993. The persons named in the enclosed form of proxy have advised the Board of Directors that it is their intention, unless otherwise instructed by the shareholders, to vote for the selection of Pender Newkirk & Company as such independent auditors. Representatives of Pender Newkirk & Company are not expected to be present at the annual meeting of shareholders.


                                 REQUIRED VOTE

  The affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting is required to
(i) elect the director , and (ii) ratify the selection of Pender Newkirk & Company as the Company's independent auditors for the year ended June 30, 1997. Abstentions and broker non-votes will not be counted and have no effect.

  The Board of Directors recommends that stockholders execute their proxies FOR the adoption of both proposed Items 1 and 2.


                            ANNUAL REPORT

  A copy of the Company's annual report for the fiscal year ended June 30, 1996 was previously mailed to shareholders. Additional copies may be obtained by writing to Timothy R. Barnes, Vice President and Chief Financial Officer, at 100 North Tampa Street, Suite 3575, Tampa Florida 33602.

                            OTHER MATTERS

  The Board of Directors does not know of any other matters to come before the meeting; however, if any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters. If any other matter should come before the meeting, action on such matter will be approved if the number of votes cast in favor of the matter exceeds the number opposed.

                        STOCKHOLDER PROPOSALS

  Regulations of the Securities and Exchange Commission require disclosure of the date by which stockholder proposals must be received by the Company in order to be included in the Company's proxy materials for the next annual meeting. In accordance with these regulations, stockholders are hereby notified that if they wish a proposal to be included in the Company's proxy statement and form of proxy for the Company's 1997 annual meeting, a written copy of their proposal must have been received at the Company's principal executive offices no later than June 30, 1997. Proposals must comply with the proxy rules relating to shareholder proposals in order to be included in the Company's proxy materials.


                       EXPENSES OF SOLICITATION

  The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokers, banks and other persons holding stock in their names, or in the names of nominees, for their expenses in sending these proxy materials to beneficial owners. Proxies may be solicited by present or former directors, officers and other employees of the Company, who will receive no additional compensation therefor, through the mail and through telephone, fax, e-mail or telegraphic communications to, or by meetings with, stockholders or their representatives.

January 23, 1997

  STOCKHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN AND RETURN THE ENCLOSED FORM OF PROXY IN THE ENCLOSED ENVELOPE, POSTAGE FOR WHICH HAS BEEN PROVIDED. YOUR PROMPT RESPONSE WILL BE APPRECIATED.
                            EXCAL ENTERPRISES, INC.

                PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

  The undersigned, having received the Proxy Statement relating to the proposals listed below, appoints W. Carey Webb and Timothy R. Barnes, and each or either of them, as proxies, with full power of substitution and resubstitution, to vote all shares of Common Stock of Excal Enterprises, Inc. which the undersigned is entitled to vote, in the manner specified.

     THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" EACH OF THE PROPOSALS.


Proposal 1:    Election of Directors

  John L. Caskey for a term expiring at the 1999 annual meeting of stockholders.
        __           __               __
       |__| FOR     |__| AGAINST     |__| ABSTAIN



Proposal 2: Relationship with Independent Certified Public Accountant

  Pender Newkirk & Company to serve as the independent certified public accountants for the Company for the current fiscal year ended June 30, 1997.
        __           __               __
       |__| FOR     |__| AGAINST     |__| ABSTAIN



                                        Should any other matters requiring a
                                        vote of the shareholders arise, the
                                        above-named proxies are authorized to
                                        vote the same in accordance with their
                                        best judgment in the interest of the
                                        Company.  The Board of Directors is
                                        not aware of any matter which is to be
                                        presented for action at the meeting
                                        other than the matters set forth
                                        herein.


                                        Dated: ______________________, 1997

                                        _____________________________(SEAL)

                                        _____________________________(SEAL)

                                        (Please sign exactly as name or names
                                        appear hereon. Executors,
                                        administrators, trustees or other
                                        representatives should so indicate
                                        when signing.)